Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Kimberlee Sinclair Global Communications 651-236-5823 Maximillian Marcy Investor Relations 651-236-5062

NEWS	For Immediate Release	March 2, 2018

H.B. Fuller Announces Integration Related Restructuring Charges

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) has announced that it has approved a detailed plan associated with the integration of the Royal and H.B. Fuller businesses that is expected to result in the delivery of $35 million in annual cost synergies by fiscal 2020. In addition to procurement savings, this plan includes savings resulting from the closure of two small production facilities, the consolidation of up to six other locations into three locations, and the reduction of certain positions to support manufacturing and SG&A cost savings. These actions are in line with the previously announced Royal integration and synergy plan, and are in addition to planned revenue synergies.

“We are passionate about being the best adhesives provider in the world, and our customers are benefiting from the broader portfolio and expanded development and production capabilities obtained in the Royal acquisition,” said Jim Owens, H.B. Fuller president and chief executive officer. “The integration of our two businesses continues to progress very well, and every day we gain more confidence in our ability to deliver the synergies that we committed. The actions we are announcing will further enhance our efficiency and enable us to deliver the 2020 target of $600 million in EBITDA and corresponding debt paydown.”

These actions will result in pre-tax charges of $35 million to $40 million with after-tax cash costs of between $20 million to $24 million over the next three years. In 2018, we expect to incur charges of approximately $15 million to $20 million ($10 million to $14 million in after-tax costs) related to these actions. These charges will be excluded from the company’s adjusted earnings per share.

“The Royal integration is a three-year project that will be completed in the best interest of customers and employees with a clear focus on creating value for our customers,” continued Owens. “Our goal for the integration of our two great companies are prioritized to protect and grow our business, retain our best employees, deliver our committed synergies and build a unified culture. We are off to a great start, and the actions that we are undertaking will make H.B Fuller a better and stronger company.”

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About H.B. Fuller Company:

Since 1887, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2017 net revenue of over $2.3 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world's biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, aerospace, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And, our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Royal transaction may involve unexpected costs or liabilities; our business or stock price may suffer as a result of uncertainty surrounding the transaction; the substantial amount of debt we have incurred to finance our acquisition of Royal, our ability to repay or refinance it or incur additional debt in the future, our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock, and the effect of restrictions contained in our debt agreements that limit the discretion of management in operating the business or ability to pay dividends; various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; we may be unable to achieve expected synergies and operating efficiencies from the Royal transaction within the expected time frames or at all; we may be unable to successfully integrate Royal’s operations into our own, or such integration may be more difficult, time consuming or costly than expected; following the Royal transaction, revenues may be lower than expected, and operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected; risks that the Royal transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; the ability to effectively implement Project ONE; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing for the year ended December 2, 2017. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.